Exhibit 99.1

FOR IMMEDIATE RELEASE CONTACT: Investor Relations
(713) 726-5376
IR@flotekind.com

Flotek Industries, Inc. Announces 2015 Results, Provides Financial and Operational Update, Announces Year-End 2015 Conference Call Details

•	For the twelve months ended December 31, 2015, Flotek reported a net loss from continuing operations of ($31,000) or $(0.00) per common share (fully diluted), excluding non-recurring, non-cash charges taken during the second quarter. For the three months ended December 31, 2015, Flotek reported a net loss of $1.4 million, or $(0.03) per common share (fully diluted).

•	Flotek announced 2015 annual revenue of $334.4 million a decrease of 25.6% from 2014 levels. Fourth quarter revenue of $77.0 million was 38.1% lower than fourth quarter 2014 revenue and 12.4% lower than third quarter 2015. The average North American rig count in 2015 was 1,170, a decrease of 47.8% when compared to the average rig count in 2014. In addition, the average fourth quarter North American rig count declined 12.8% sequentially.

•	Sales volumes of the Company’s CnF® suite of completion chemistries increased 18% in 2015 when compared to 2014 levels Fourth quarter volumes increased 5% sequentially. Year-over-year revenues were down approximately 8% while fourth quarter revenues grew approximately 1%. Revenues were affected primarily by product substitution and volume-related price incentives.

•	Revenue in the Drilling Technologies segment declined by only 5% sequentially, compared to a decline of 13% in the average U.S. rig count during the same period.

•	International markets continued to provide opportunities for Flotek during 2015. While international revenues declined on an annual basis, fourth quarter international revenues grew 3.4% sequentially, in part due to strength in South America markets.

HOUSTON, January 27, 2016 /PRNewswire/ — Flotek Industries, Inc. (“Flotek” or the “Company”) (FTK) today announced results for the three- and twelve-months ended December 31, 2015.

As reported on Form 10-K filed with the U.S. Securities and Exchange Commission, Flotek reported revenue for the year ended December 31, 2015 of $334.4 million, a decrease of

Flotek Industries, Inc.	Media Release	January 27, 2016
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$114.8 million, or 25.6%, compared to the year ended December 31, 2014. The decrease in revenue was primarily due to the drastic drop in oilfield market activity resulting from the 47.8% decrease in the average North American active rig count from 2014 to 2015.

Flotek reported a Loss from Operations of $19.2 million for the year ended December 31, 2015. Excluding the impairment charges taken during the second quarter 2015, Flotek reported Income from Operations of $1.2 million for the year ended December 31, 2015.

The company recorded an income tax benefit of $7.7 million, yielding an effective tax benefit of 36.2% for the year ended December 31, 2015, compared to an income tax provision of $25.3 million yielding an effective tax rate of 32.0% in 2014.

For the year ended December 31, 2015, the Company reported a net loss of $13.5 million or $0.25 per share (fully diluted), compared to net income of $53.6 million or $0.97 per share (fully diluted) for the year ended December 31, 2014. Excluding non-recurring, non-cash charges taken during the second quarter, Flotek reported a net loss from continuing operations of ($31,000), or $(0.00) per common share (fully diluted) for the twelve months ended December 31, 2015.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, or Adjusted EBITDA (a non-GAAP measure of financial performance), for the year ended December 31, 2015, was $19.0 million, compared to $98.3 million for the year ended December 31, 2014.

For the year ended December 31, 2015, Flotek’s non-cash share-based compensation expense was approximately $14.7 million. For the year ended December 31, 2014, non-cash share-based compensation was $10.5 million.

A presentation of non-cash share based compensation and a reconciliation of GAAP net income to EBITDA can be found at the conclusion of this release.

Consolidated gross margin decreased to 34.4% for the year ended December 31, 2015, from 40.7% from the corresponding 2014 period.

Flotek Industries, Inc.	Media Release	January 27, 2016
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“In arguably the worst oilfield operating environment in my career, Flotek held its own and even made progress in key areas of oilfield chemistry and international opportunities,” said John Chisholm, Flotek’s Chairman, President and Chief Executive Officer. “The growth in volumes of our core CnF® completion chemistries both year-over-year and sequentially in the fourth quarter is both an indication of the growing recognition of the benefits of our proprietary chemistry technology as well as the efforts of the entire Flotek team in remaining focused on the goal of educating the market on the economic benefits of our products.”

“We understand the challenges ahead in the coming year; however, we also believe those challenges present opportunities in working with our clients and prospective clients to show the compelling economic benefits of CnF® chemistries in even the most challenging economic and operating environments,” added Chisholm. “We begin 2016 with a belief that Flotek can make a positive difference for our clients with our portfolio of oilfield technologies and that, in turn, over time will make a positive difference for our shareholders. We have started the year continuing to see growing interest in our completion chemistries and believe, if sustained, will lead to even larger sales volumes in the months ahead.”

“However, we aren’t kidding ourselves, as we know the operating environment is challenging, and may very well become even more challenging, which could impact our short-term results,” concluded Chisholm. “As such, we continue to carefully assess each business segment, are looking even more carefully at operations to make certain we balance prudence in the current environment while not sacrificing opportunities for long-term growth. In short we are focused on balancing short-term liquidity with long-term opportunity.”

A complete review of the Company’s year-end financial position can be found in the Company’s annual report filed with the U.S. Securities and Exchange Commission this afternoon.

Fourth Quarter 2015 Results

For the three months ended December 31, 2015, Flotek posted revenue of $77.0 million, a decrease of $47.5 million, or 38.1%, compared to $124.5 million in the same period of 2014. Revenue decreased $10.9 million, or 12.4%, compared to third quarter 2015.

Flotek Industries, Inc.	Media Release	January 27, 2016
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Flotek reported a loss from operations for the three months ended December 31, 2015, of $2.1 million, a decrease of $25.6 million compared to $23.6 million in the same period of 2014. Income from Operations decreased $4.8 million compared to third quarter 2015.

In the fourth quarter, 2015 Flotek recorded an income tax benefit of $1.2 million, compared to an income tax expense of $6.9 million in the fourth quarter of 2014.

On a GAAP basis, Flotek reported a net loss per share (fully diluted) for the three months ended December 31, 2015, of $.03 compared to earnings per share (fully diluted) of $.29 for the three months ended December 31, 2014.

Earnings Before Interest, Taxes, Depreciation and Amortization, or EBITDA, for the three months ended December 31, 2015, was $2.3 million, a decrease of $25.7 million compared to $28.1 million for the three months ended December 31, 2014.

For the quarter ended December 31, 2015, Flotek’s non-cash share-based compensation expense was approximately $4.2 million. For the quarter ended December 31, 2014, non-cash share-based compensation was $3.0 million.

Consolidated gross margins for the three months ended December 31, 2015, were 36.5% compared to 40.9% in the same period of 2014 and 35.5% in the third quarter 2015.

A summary income statement reflecting fourth quarter results can be found at the conclusion of this release.

Full Year 2015 – Segment Results

Energy Chemical Technologies revenue of $213.6 million for the year ended December 31, 2015, decreased $55.2 million, or 20.5%, from year ago levels, compared to the 47.8% decline in market activity as measured by the average North American rig count. Flotek believes that it has outperformed these market indicators by continuing to aggressively promote the benefits of CnF® chemistries. CnF® sales volumes increased 18.0% year over year. The Company believes that this success was achieved by demonstrating the efficacy of its CnF® chemistries

Flotek Industries, Inc.	Media Release	January 27, 2016
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through comparative analysis of wells with and without CnF® chemistries, field validation results conducted by E&P companies, and introduction of its direct-to-operators sales program known as the Flotek StoreTM. Income from Operations of $43.9 million for the year ended December 31, 2015, decreased $40.9 million, or 48.3%, from year ago levels.

Drilling Technologies revenue of $52.1 million for the year ended December 31, 2015, decreased $61.2 million, or 54.0% from the full year 2014 primarily due to decreased drilling rig activity partially offset by an increase in Teledrift international revenue. Income from Operations for the year ended December 31, 2015, decreased by $46.4 million compared to year ago levels, primarily resulting from the second quarter 2015 impairment charge and margin decreases. Income from Operations, excluding the impairment, for the year ended December 31, 2015, decreased by $26.8 million from 2014.

Revenue for the Production Technologies segment of $12.3 million for the year ended December 31, 2015, revenue decreased by $3.7 million, or 23.3% from the prior corresponding period as sales of international Petrovalve® tools and domestic lifting units decreased by $4.8 million, partially offset by a slight increase of rod pump equipment sales. Income from Operations for the year ended December 31, 2015, decreased by $7.4 million compared to year ago levels. Income from Operations, excluding the impairment taken in the second quarter of 2015, for the year ended December 31, 2015, decreased by $6.6 million from 2014.

Consumer and Industrial Chemical Technologies (“CICT”) revenue of $56.4 million for the year ended December 31, 2015, increased $5.3 million or 10.3%, from 2014. Segment gross margin increased to 25.5% for the year ended December 31, 2015, compared to 25.2% in 2014. Income from operations of $8.7 million for the year ended December 31, 2015, increased $2.2 million, or 33.3%, from year ago levels.

Fourth Quarter 2015 – Segment Results

Energy Chemical Technologies segment reported revenue of $50.3 million for the three months ended December 31, 2015. Energy Chemical Technologies revenue for the three months ended December 31, 2015 decreased $25.3 million, or 33.5%, compared to the same period in 2014. Segment revenue for the three months ended December 31, 2015 decreased $9.9 million, or 16.4%, compared to third quarter 2015.

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Income from operations for the Energy Chemical Technologies segment of $10.9 million decreased $13.3 million, or 54.9%, for the three months ended December 31, 2015, compared to the same period of 2014. Income from operations for the segment decreased $3.4 million, or 23.6%, compared to third quarter 2015.

Drilling Technologies reported revenue of $10.3 million for the three months ended December 31, 2015, a decrease of $21.0 million, or 67.1%, relative to the same period in 2014. Segment revenue for the three months ended December 31, 2015, decreased $0.5 million, or 5.0%, compared to third quarter 2015.

Drilling Technologies reported a loss from operations of $2.8 million for the three months ended December 31, 2015, a decrease of $8.7 million as compared to the same period of 2014. Income from operations for the segment decreased $0.2 million, or 6.7%, compared to the third quarter 2015.

Revenue for the Production Technologies segment of $2.9 million for the three months ended December 31, 2015, decreased by $3.0 million, or 51.3%, from the same period in 2014. Segment revenue for the three months ended December 31, 2015, decreased $0.2 million, or 6.6%, compared to third quarter 2015.

Production Technologies reported a loss from operations of $1.2 million for the three months ended December 31, 2015, a decrease of $2.5 million compared to the same period in 2014. Income from operations for the segment decreased $0.3 million, or 40.0%, compared to third quarter 2015.

CICT revenue of $13.6 million for the three months ended December 31, 2015, increased $1.8 million, or 15.5%, compared to the same period in 2014. Segment revenue for the three months ended December 31, 2015, decreased $0.3 million, or 2.2%, compared to third quarter 2015.

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Income from operations for the CICT segment of $1.9 million increased $0.5 million, or 30.8%, for the three months ended December 31, 2015, compared to the same period of 2014. Income from operations for the segment increased $0.2 million, or 12.8%, compared to third quarter, 2015.

Full Year 2015 - Financial Metrics

Accounts receivable, net of the allowance for doubtful accounts, at December 31, 2015, was $49.2 million, compared to $78.6 million December 31, 2014. The Company’s allowance for doubtful accounts was 2.4% of accounts receivable at December 31, 2015.

Depreciation and amortization expense not included in gross margin, for the year ended December 31, 2015, increased by $1.3 million, or 13.0% from 2014. This increase was primarily attributable to the depreciation of improvements to facilities and equipment that were added during the later portion of 2014.

Interest expense decreased $0.1 million for the year ended December 31, 2015, compared to 2014.

“The success of Flotek is a direct result of the people of Flotek and we are fortunate to have assembled one of the most professional teams in our business,” said Chisholm. “While we understand the daunting challenges ahead, I remain optimistic about Flotek’s future as I am confident my colleagues will embrace the challenges – as they have in the past – and find ways to maximize value for all our stakeholders, remaining a top-performing energy technology company across the cycle.”

Operational and Project Updates

Flotek’s plans to complete construction of a new 50,000-plus square foot global research and innovation headquarters in Houston continue to move ahead with opening scheduled for mid-year 2016. The state-of-the-art facility will bring all of Flotek’s scientists under one roof and provide unprecedented access to the Company’s theoretical and applied research to Flotek’s clients.

Flotek Industries, Inc.	Media Release	January 27, 2016
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Demand for Flotek’s chemistry research capabilities continues to grow. Due to demand from clients for applied oilfield chemistry research, Flotek recently added a second shift of analytical scientists in its Woodlands facility.

In addition, the Company continues to expand its research partnerships with leading Universities focused on energy chemistry research including Texas A&M, the University of Kansas, the University of Wyoming, the University of Calgary, Rice University, the University of Oklahoma and the University of North Dakota.

“In addition to the premier scientific team at Flotek, our partnerships with leading universities allows us to leverage our expertise with additional theoretical and applied research assets that help accelerate existing projects as well as address new opportunities that will shape the next generation of oilfield technology,” said Chisholm. “We believe our continued focus on research is being recognized by the market creating new opportunities for Flotek in chemistry as well as across other product lines. I believe our ability to grow our core chemistry sales in a very difficult market is a direct result of our growing credibility as a hub for oilfield chemistry research.”

During the quarter, the Company completed 17 validations for operators across diverse basins and plays including the Permian and Anadarko basins; Eagle Ford, Utica and Bakken shales; and the STACK and Mississippi Lime plays. While validations may be slightly extended as a result of current market fundamentals, Flotek continues to see a plethora of opportunities as new clients search for ways to maximize economic benefits in a challenging commodity price environment.

In a new application opportunity for Flotek chemistry, Flotek completed its first offshore “FracPack” treatment using CnF® chemistries. And, the Company continues to find success in CnF® assisted well remediations, a trend we believe could continue in an environment with more moderate commodity prices.

While the Company’s drilling technologies business is challenged and will remain so until overall oilfield activity improves, the segment did perform better than overall activity in the fourth quarter. We believe that trend could continue as smaller, capital challenged competitors exit the marketplace, a common phenomenon in the trough of the cycle. While we don’t expect any

Flotek Industries, Inc.	Media Release	January 27, 2016
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improvement in pricing or margins in the near-term, we have seen pockets of revenue growth such as North Louisiana where revenues increased by over 50% sequentially in the fourth quarter. In addition, the Company is likely to consider a number of strategic options to improve the value of this business for all our stakeholders.

The Company’s production technologies business continues to build relationships with key vendors and customers and should benefit from those efforts in 2016. While drilling and completion activity continues to be challenged, opportunities to assist companies in sustaining and improving existing production should remain. With an emerging supply chain agreement for key lift technology combined with the Company’s purchase of International Artificial Lift now a year ago, the Company believes that this segment is positioned to benefit from continued interest in new technologies to assist in extending the life of existing production.

“There is no question the oil and gas business is a difficult business today, certainly more challenging than anytime over the past two decades,” concluded Chisholm. “However, our chemistry technologies have opportunities to experience growth given current market fundamentals and we will continue to explore all options to create value in our other oilfield related businesses. I am confident we have the right people in the right places to help Flotek not only survive, but grow, in the months and years ahead.”

Conference Call Details

Flotek will host a conference call on Thursday, January 28, 2016 at 7:00 AM CST (8:00 AM EST) to discuss its operating results for the three and twelve-months ended December 31, 2015. To participate in the call participants should dial 800-682-8914 approximately 5 minutes prior to the start of the call.

The call can also be accessed from Flotek’s website at www.flotekind.com.

About Flotek Industries, Inc.

Flotek is a global developer and distributor of a portfolio of innovative oilfield technologies, including specialty chemicals and down-hole drilling and production equipment. It serves major and independent companies in the domestic and international oilfield service industry. Flotek Industries, Inc. is a publicly traded company headquartered in Houston, Texas, and its common shares are traded on the New York Stock Exchange under the ticker symbol “FTK.”

Flotek Industries, Inc.	Media Release	January 27, 2016
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For additional information, please visit Flotek’s web site at www.flotekind.com.

Forward-Looking Statements

Certain statements set forth in this Press Release constitute forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc.’s business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Press Release.

Although forward-looking statements in this Press Release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which the Company operates, competition, obsolescence of products and services, the Company’s ability to obtain financing to support its operations, environmental and other casualty risks, and the impact of government regulation.

Further information about the risks and uncertainties that may impact the Company are set forth in the Company’s most recent filings on Form 10-K (including without limitation in the “Risk Factors” Section), and in the Company’s other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Press Release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Press Release.

Flotek Industries, Inc.	Media Release	January 27, 2016
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Flotek Industries, Inc.

Reconciliation of Non-GAAP Items and Non-Cash Items Impacting Earnings

	Three Months Ended		Twelve Months Ended
	12/31/2015	12/31/2014	12/31/2015	12/31/2014
	(in thousands, except per share data)		(in thousands, except per share data)
GAAP Net Income (Loss) and Reconciliation to Adjusted EBITDA (Non-GAAP)

Net Income (Loss) (GAAP)	$(1,375)	$16,272	$(13,462)	$53,603

Interest Expense	459	351	1,762	1,610

Income Tax (Benefit) Expense	(1,165)	6,856	(7,654)	25,281

Depreciation and Amortization	4,411	4,572	18,024	17,848

EBITDA (Non-GAAP)	$2,330	$28,051	$(1,330)	$98,342

Impairment of inventory and rental equipment	—	—	20,372	—

Adjusted EBITDA (Non-GAAP)	$2,330	$28,051	$19,042	$98,342

Select Non-Cash Items Impacting Earnings

Stock Compensation Expense	$4,201	$3,047	$14,681	$10,476

Less income tax effect at 35%	(1,470)	(1,066)	(5,138)	(3,667)

Stock Compensation Expense, net of tax	$2,731	$1,981	$9,543	$6,809

Weighted Average Shares Outstanding (Fully Diluted)	54,544	55,472	54,459	55,526

Stock Compensation Expense Per Share (Fully Diluted)	$0.05	$0.04	$0.18	$0.12

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Flotek Industries, Inc.

Reconciliation of Earnings Per Share Adjusted For Impairment

	Three Months Ended	Twelve Months Ended
	12/31/2015	12/31/2015
	(in thousands, except per share data)
Reconciliation of Earnings Per Share Adjusted For Impairment

Income (loss) before income taxes (as reported)	(2,539)	(21,116)

Impairment of inventory and rental equipment	—	20,372

Income (loss) before taxes (excluding impairment)	$(2,539)	$(744)

Income tax benefit (expense)	962	713

Net income (loss) (excluding impairment)	$(1,578)	$(31)

Earnings per common share:
Basic earnings per common share	$(0.03)	$(0.00)
Diluted earnings per common share	$(0.03)	$(0.00)

Weighted average common shares:
Weighted average common shares used in computing basic earnings (loss) per common share	54,544	54,459
Weighted average common shares used in computing diluted earnings (loss) per common share	54,544	54,459

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Flotek Industries, Inc.

Unaudited Consolidated Balance Sheets

	12/31/2015	12/31/2014
ASSETS
Current assets:
Cash and cash equivalents	$2,208	$1,266
Accounts receivable, net of allowance for doubtful accounts of $1,189 and $847 at September 30, 2015 and December 31, 2014, respectively	49,197	78,624
Inventories, net	85,492	85,958
Deferred tax assets, net	2,649	2,696
Income taxes receivable	4,700	—
Other current assets	7,496	11,055

Total current assets	151,742	179,599
Property and equipment, net	91,913	86,111
Goodwill	72,820	71,131
Deferred tax assets, net	17,229	12,907
Other intangible assets, net	69,386	73,528

TOTAL ASSETS	$403,090	$423,276

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$19,444	$33,185
Accrued liabilities	12,894	12,314
Income taxes payable	2263	1,307
Interest payable	111	93
Current portion of long-term debt	32,291	18,643

Total current liabilities	67,003	65,542
Long-term debt, less current portion	18,255	25,398
Deferred tax liabilities, net	23,823	25,982

Total liabilities	109,081	116,922

Commitments and contingencies
Equity:
Cumulative convertible preferred stock, $0.0001 par value, 100,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 80,000,000 shares authorized; 56,220,214 shares issued and 53,536,101 shares outstanding at December 31, 2015; 54,633,726 shares issued and 53,357,811 shares outstanding at December 31, 2014	6	5
Additional paid-in capital	273,451	254,233
Accumulated other comprehensive income (loss)	(1,237)	(502)
Retained earnings	39,300	52,762
Treasury stock, at cost; 1,784,897 and 449,397 shares at December 31, 2015 and December 31, 2014, respectively	(17,869)	(495)

Flotek Industries, Inc. stockholders’ equity	293,651	306,003
Noncontrolling interests	358	351

Total equity	294,009	306,354

TOTAL LIABILITIES AND EQUITY	$403,090	$423,276

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Flotek Industries, Inc.

Unaudited Consolidated Statements of Operations

	Three Months Ended		Twelve Months Ended
	12/31/2015	12/31/2014	12/31/2015	12/31/2014
	(in thousands, except per share data)		(in thousands, except per share data)
Revenue	$77,014	$124,503	$334,359	$449,157
Cost of revenue	48,909	73,613	219,249	266,198

Gross margin	28,104	50,890	115,110	182,959

Expenses:
Selling, general and administrative	25,211	23,152	95,483	87,146
Depreciation and amortization	2,749	2,513	11,006	9,738
Research and development	2,182	1,377	7,455	4,976
Impairment of inventory and rental equipment	—	—	20,372	—
Loss (gain) on disposal of long-lived assets	16	280	(33)	211

Total expenses	30,158	27,322	134,283	102,071

Income (loss) from operations	(2,054)	23,568	(19,173)	80,888

Other income (expense):
Interest expense	(459)	(351)	(1,762)	(1,610)
Other income (expense), net	(30)	(89)	(181)	(394)

Total other income (expense)	(486)	(440)	(1,943)	(2,004)

Income (loss) before income taxes	(2,539)	23,128	(21,116)	78,884
Income tax benefit (expense)	1,164	(6,856)	7,654	(25,281)

Net income (loss)	$(1,375)	$16,272	$(13,462)	$53,603

Earnings (loss) per common share:
Basic earnings (loss) per common share	$(0.03)	$0.30	$(0.25)	$0.98
Diluted earnings (loss) per common share	$(0.03)	$0.29	$(0.25)	$0.97
Weighted average common shares:
Weighted average common shares used in computing basic earnings (loss) per common share	54,544	54,650	54,459	54,511
Weighted average common shares used in computing diluted earnings (loss) per common share	54,544	55,472	54,459	55,526

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Flotek Industries, Inc.

Unaudited Consolidated Statements of Cash Flows

	Year Ended
	12/31/2015	12/31/2014

Cash flows from operating activities:
Net income (loss)	$(13,462)	$53,603
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Impairment of inventory and rental equipment	20,372	—
Depreciation and amortization	18,024	17,848
Amortization of deferred financing costs	346	343
Accretion of debt discount	—	—
Provision for doubtful accounts	1,132	481
Provision for inventory reserves and market adjustments	—	358
Gain on sale of assets	(3,860)	(3,393)
Stock compensation expense	14,681	10,476
Deferred income tax provision (benefit)	(7,928)	1,502
Excess tax benefit related to share-based awards	(1,273)	(3,448)
Changes in current assets and liabilities:
Accounts receivable	27,930	(13,773)
Inventories	(17,626)	(23,054)
Income taxes receivable	(4,700)	—
Other current assets	2,565	(5,602)
Accounts payable	(13,545)	13,154
Accrued liabilities	155	(1,174)
Income taxes payable	3,842	1,384
Interest payable	18	(18)

Net cash provided by operating activities	26,671	48,687

Cash flows from investing activities:
Capital expenditures	(20,468)	(19,907)
Proceeds from sale of assets	4,172	4,639
Payments for acquisitions, net of cash acquired	(1,250)	(5,704)
Purchase of patents and other intangible assets	(658)	(731)

Net cash used in investing activities	(18,204)	(21,703)

Cash flows from financing activities:
Repayments of indebtedness	(10,143)	(10,292)
Borrowings on revolving credit facility	382,666	357,183
Repayments on revolving credit facility	(366,018)	(364,955)
Debt issuance costs	(10)	(399)
Excess tax benefit related to share-based awards	1,273	3,448
Purchase of treasury stock related to share-based awards	(6,345)	(6,294)
Proceeds from sale of common stock	879	906
Repurchase of common stock	(9,697)	(10,395)
Proceeds from exercise of stock options	39	462
Proceeds from exercise of stock warrants	—	1,545
Proceeds from noncontrolling interest	7	351

Net cash used in financing activities	(7,349)	(28,440)

Effect of changes in exchange rates on cash and cash equivalents	(176)	(8)

Net increase in cash and cash equivalents	942	(1,464)
Cash and cash equivalents at the beginning of period	1,266	2,730

Cash and cash equivalents at the end of period	$2,208	$1,266